Exhibit 99.1

Bitech Technologies and Bridgelink Merge to Conquer U.S. Battery Energy Storage and Solar Markets, Prepare to Uplist on NASDAQ

NEWPORT BEACH, Calif., April 24, 2024 /PRNewswire/ -- Bitech Technologies Corporation [OTCQB: BTTC], (“the Company” or “Bitech”), a technology solution provider dedicated to green energy solutions, is pleased to announce that it has completed the previously announced acquisition of Emergen Energy LLC (“Emergen”) on April 24, 2024. Emergen was a wholly owned subsidiary of Texas-based Bridgelink Development, LLC (“Bridgelink”), a tier 1 solar and energy storage project development company, to control a pipeline of approximately 5.8 GW (gigawatts) of power in several battery energy storage system (BESS) and solar projects. This acquisition is expected to enable the Company to march toward sustainable growth.

“The acquisition of Emergen is expected to strengthen Bitech’s position as new player in the green energy sector with projected sustainable operating assets”, stated Benjamin Tran, Chairman and CEO of Bitech Technologies. “This partnership marks an exciting new chapter in our pursuit of sustainable and impactful solutions for a greener tomorrow while aiming to uplist to NASDAQ.”

“We are thrilled to join forces with Bitech to advance our next phase of expansion together. Our mutual objective is to invest in and advance clean and adaptable renewable energy technologies, paving the way for a sustainable future,” commented Cole Johnson, former CEO of Bridgelink Development and new Board Member and President of Bitech Technologies.

This historic milestone showcases our unwavering commitment to transparency, corporate governance, and value creation for our shareholders. It also serves as a testament to our preparedness for the next phase of expansion, as we strive towards sustainable operations and accelerated growth. We are confident that this strategic merger will not only enhance our position in the energy market but also deliver tangible benefits for all shareholders.

With this large asset play in business combination, our new management team believes Bitech is now positioned for significant growth with a pipeline of projects that, once funded and completed, have a potential valuation in the coming years of up to approximately $325 million in net present values (NPV) using discount cash flow (DCF) model based on our 2025 projected financials using industry standard multiples and discount rates. This strategic acquisition will not only strengthen Bitech’s financial position, but also provide access to new technologies and global markets. As a result, Bitech is ready to begin planning for a NASDAQ uplisting, which will further enhance its credibility and visibility among investors, setting a solid foundation for Bitech’s future success and expansion in the renewable energy industry.

With 1.965 GW of BESS power capacity in Emergen’s project pipeline, we believe we have the ability to control almost 10% of the U.S. BESS market share assuming we obtain financing for all planned BESS projects and are able to develop them. According to Energy Storage News in November 2023, the BESS development pipeline in the U.S. has grown by 50% year-over-year to around 21.5 GW, comprised of 262 projects.1 Thanks to the rapid expansion of the solar industry, the U.S. now has about 161 gigawatts of solar installed.2 With 3.8GW of solar power in its pipeline, we believe we have the potential to secure about 2.5% of the U.S. solar market share assuming we obtain financing for all planned solar projects and are able to develop them.

This news closely follows behind the $7 billion in the U.S. federal solar power grants on Earth Day as solar is gaining traction as a key renewable energy source that could reduce the nation’s reliance on fossil fuels, which emit planet-warming greenhouse gases.3

Comprehensive details of the transactions related to the acquisition of Emergen, as well as its audited financial statements, will be disclosed in the upcoming Form 8-Ks and other filings with the Securities and Exchange Commission.

1 See: US large-scale BESS installations in 2023 already exceed whole of 2022

2 See: The US installed more solar in 2023 than ever before

3 See: $7 Billion in federal solar power grants on Earth Day

About Bitech Technologies Corporation

Bitech Technologies Corporation (OTCQB: BTTC), is a technology solutions enabler dedicated to providing a suite of green energy solutions to renewable energy initiatives. We pursue these innovative energy technologies through system integration solutions while participating in grid-balancing large-scale Battery Energy Storage System (BESS) projects to produce sustainable revenues. Our technological innovations focus on microgrids, Home Energy Management System (HEMS), Building Energy Management System (BEMS), City Energy Management System (CEMS), energy storage, and EV related infrastructure. For more information, please visit www.bitech.tech.

About Bridgelink Development LLC

Bridgelink Development, LLC is a leading solar and energy storage development company headquartered in Fort Worth, Texas. With a commitment to advancing sustainable operations, Bridgelink focuses on the development of utility-size solar and BESS projects throughout the U.S. For more information, please visit www.bridgelinkinvestments.com

Cautionary Note Regarding Forward-Looking Statements

This release contains “forward-looking statements”. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “would,” “could,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others such as, but not limited to our ability to obtain financing for Emergen’s planned BESS and solar projects, our ability to complete construction and obtain all required regulatory approvals for these projects, future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance, the effects of competition and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K, which are available on the Securities and Exchange Commission’s website at sec.gov. We assume no obligation to update any forward-looking statements contained in this press release.

Contact:

Bitech Technologies Corporation

Investor Relations

Tel: 1.855.777.0888

Email: info@bitech.tech